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                                                                     EXHIBIT 5.1

                         Reinhart, Boerner, Van Deuren
                           Norris & Rieselbach, S.C.
                                Attorneys at Law

January 5, 1996


State Financial Services Corporation
P.O. Box 467
Hales Corners, WI 53130-0467


Gentlemen:                        Re: Registration Statement on Form S-8

  We have acted as counsel for State Financial Services Corporation, a Wisconsin corporation (the "Company), in connection with the Company's offering to certain participants of up to 128,718 shares of its $0.10 par value common stock pursuant to the State Financial Services Corporation 1990 Director Stock Option Plan and the State Financial Services Corporation 1990 Stock Option, Stock Appreciation Rights and Restricted Stock Plan for Key Officers and Employees (the "Plans").

  In such capacity we have examined, among other documents, the Amended and Restated Articles of Incorporation of the Company and the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or shortly after the date of this letter covering the offering of the Company's common stock pursuant ot the Plans. Based on the foregoing and such additional investigation as we have deemed necessary, it is our opinion that:

  1. The Company is a corporation existing under the laws of the State of Wisconsin and, based solely on a certificate of the Secretary of State of Wisconsin; (a) has filed with the Secretary of State during its most recently completed report year the required annual report; (b) is not the subject of a proceeding under Wisconsin Statutes section 180.1421 to cause its administrative dissolutions; (c) no determination has been made by the Secretary of State that grounds exist for such action; (d) no filing has been made with the Secretary of State of a decree of dissolution with respect to the Company; and (e) Articles of Dissolution of the Company have not been filed with the Secretary of State.

  2. The shares of common stock to be offered under the Plans have been legally and validly authorized under the Amended and Restated Articles of Incorporation of the Company and the laws of the State of Wisconsin. When issued in accordance with the description set forth in the Registration Statement and the Plans, the shares of common stock will be legally issued, fully-paid and nonassessable, except as set forth in Wisconsin Statutes section 180.622(2)(b) as interpreted.

  We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement on Form S-8. In giving this consent, we do not admit that we are "experts" within the meaning of section 11 of the Securities Act of 1933, as amended (the "Act") or that we come within the category of persons whose consent is required by section 7 of the Act.


                                                  REINHART, BOERNER, VAN DEUREN,
                                                      NORRIS & RIESELBACH, s.c.

                                                  BY  /s/ James M. Bedore
                                                      James M. Bedore